                                   EXHIBIT 11

KIDDIE ACADEMY INTERNATIONAL, INC.

COMPUTATION OF EARNINGS PER COMMON
AND COMMON EQUIVALENT SHARE


                           QUARTER      QUARTER                SIX MONTHS
                            ENDED        ENDED         ENDED          ENDED
                           03/31/96     03/31/95       03/31/96       03/31/95


Net Loss                  ($378,515)    ($341,754)     ($666,638)  ($530,945)

Average shares outstanding,
end of period              2,025,000       925,000      1,566,667     925,000

Effect of bridge warrants
after application of
treasury stock method         26,909        26,909         26.909      26,909

Effect of stock options
after application of treasury     0        12,800              0       12,800
stock method

Average number of
shares outstanding during
the period                 2,051,909      964,709       1,593,576     964,709

Earnings per common and
common equivalent shares     ($0.18)       ($0.35)        ($0.42)     ($0.55)


